Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1 No. 333-       ) and related Preliminary Prospectus of Peerless Systems Corporation for the registration of 2,000 warrants and common stock underlying the warrants of Peerless Systems Corporation and to the incorporation by reference therein of our report dated May 2, 2011, with respect to the consolidated financial statements and schedule of Peerless Systems Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
July 29, 2011